 Exhibit 99.1

HACKENSACK, NJ, March 23, 2015: FREIT announces final results of its tender offer.

FIRST REAL ESTATE INVESTMENT TRUST OF NJ (“FREIT”) announced today the final results of its tender offer to purchase up to 100,000 shares of benefit interest in the Company at a price of $23.00 per share, which expired at midnight, New York City time, on March 20, 2015.

FREIT has accepted for purchase 92,355 shares of beneficial interest at a price of $23.00 per share, for an aggregate purchase price of $2,124,165. Based on the final tabulation by Computershare Trust Company, N.A., the Depositary for the tender offer, 92,355 shares of beneficial interest were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Immediately following the purchase of the tendered shares, FREIT expects to have 6,728,816 shares of beneficial interest outstanding.

The Information Agent for the tender offer is Georgeson Inc. For questions and information, please call the Information Agent toll free at 1-800-314-4549.

Forward-Looking Statement

This release contains forward-looking statements. These forward-looking statements are not guarantees and are subject to a number of factors, including (1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in the business or condition of FREIT or in its cash flows, including longer than anticipated lease-up periods or the inability of tenants to pay increased rents and (4) the factors identified under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, and in other reports filed by FREIT with the SEC. FREIT disclaims any intent or obligations to update these forward-looking statements.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $305 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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